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                                                                      EXHIBIT 11
                             ROCK OF AGES CORPORATION

                            NET INCOME PER COMMON SHARE
                FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1996

                                                      1994           1995             1996
                                                   ----------     ----------       ----------
    Shares of common stock outstanding at
      beginning of year..........................   3,500,000      3,500,000        3,500,000
    Plus weighted shares of common stock issued
      in the period..............................          --             --            4,366
    Plus weighed shares of common stock
      options....................................     529,744        529,744          712,243
                                                    ---------      ---------        ---------
    Weighted average shares outstanding at end of
      year.......................................  $4,029,744     $4,029,744       $4,216,609
    Net income for the period....................  $1,815,281     $1,395,498       $1,908,164
    Net income per common share..................         .45            .35              .45